UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2023

Designer Brands Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 237-7100

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Shares, without par value	DBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Term Loan Credit Facility

On June 23, 2023 (the “Effective Date”), Designer Brands Inc. (the “Company”) entered into a credit agreement (the “Term Loan Credit Agreement”) among the Company, as U.S. borrower, Designer Brands Canada Inc., as Canadian borrower (the “DBI Canada” and, together with the Company, the “Term Loan Borrowers”), certain of the Company’s domestic subsidiaries as guarantors, the lenders party thereto, and PLC Agent LLC, as Administrative Agent and Lead Arranger. All capitalized terms used in this subsection and not otherwise defined in this subsection shall have the meanings given in the Term Loan Credit Agreement.

The Term Loan Credit Agreement provides for a senior secured term loan in the maximum aggregate principal amount of $135,000,000 (the “Term Loan”), consisting of (i) a $45,000,000 borrowing by the Company and a $5,000,000 borrowing by DBI Canada at closing, and (ii) a delayed draw facility consisting of up to $76,500,000 able to be borrowed by the Company and up to $8,500,000 able to be borrowed by DBI Canada, in each case, within 90 days of closing. The Term Loan Credit Agreement also provides for an uncommitted accordion in the maximum amount of $50,000,000. Proceeds of the Term Loan may be used (a) to repurchase, redeem, retire or otherwise acquire certain equity interests of the Company, (b) to pay fees and expense incurred in connection with the incurrence of the Term Loan and the Second Amendment (as defined below), (c) to provide working capital to the Term Loan Borrowers, and (d) for general corporate purposes of the Term Loan Borrowers.

The Term Loan is secured (subject to permitted liens and certain other customary exceptions) by a first priority lien on certain personal and real property of the Term Loan Borrowers and the guarantors, including intellectual property and owned real estate (the “Term Loan Priority Collateral”), and by a second priority lien on certain other personal property of the Term Loan Borrowers and the guarantors, including credit card receivables, accounts receivable, and inventory (the “ABL Priority Collateral”).

Borrowings under the Term Loan Credit Agreement bear interest at the Company’s option at a per annum rate equal to: (A) a base rate equal to the greatest of (i) 2.0%, (ii) the prime rate, (iii) the overnight bank funding rate plus 0.5%, and (iv) the adjusted 3-month term SOFR rate plus 1.0%, plus, in each instance, 6.0%; or (B) adjusted 3-month term SOFR, subject to a floor of 2.0%, plus 7.0%.

The Term Loan Credit Agreement matures on June 23, 2028, and requires compliance with conditions precedent that must be satisfied prior to any borrowing. The Term Loan Credit Agreement also contains various representations, warranties, and covenants that the Company considers customary.

The Term Loan Credit Agreement requires the Company to, beginning at any time liquidity is less than $100,000,000, maintain a maximum consolidated net leverage ratio as of the last day of each fiscal month, calculated on a trailing twelve month basis, of (1) 2.00 to 1.00 for any trailing twelve month period from the Closing Date and through and including July 29, 2023, (2) 2.25 to 1.00 for any trailing twelve month period from July 30, 2023 through and including February 3, 2024, and (3) 2.50 to 1.00 thereafter. Testing of the consolidated net leverage ratio ends after liquidity has been greater than or equal to $100,000,000 for a period of 45 consecutive days. The Term Loan Credit Agreement also contains various information and reporting requirements, and provides for various customary fees to be paid by the Company.

The Term Loan Credit Agreement contains customary events of default, including without limitation events of default based on payment obligations, material inaccuracies of representations and warranties, covenant defaults, final judgments, and orders, unenforceability of the Term Loan Credit Agreement, material ERISA events, change in control, insolvency proceedings, and defaults under certain other obligations. An event of default may cause the applicable interest rate and fees to increase by 2.0% until such event of default has been cured, waived, or amended.

The foregoing is intended only to be a summary of the Term Loan Credit Agreement and is qualified in its entirety by the Term Loan Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Amendment to ABL Credit Facility

Also on the Effective Date, the Company entered into a second amendment (the “Second Amendment”) by and among the Company and certain subsidiaries of the Company from time to time, as U.S. Borrowers, DBI Canada and other subsidiaries from time to time, as Canadian Borrowers (which are referred to, together with the U.S. Borrowers, as the “ABL Borrowers”), other loan parties, including certain subsidiaries of the Company as U.S. Guarantors (together with the ABL Borrowers, the “Loan Parties”), the lenders party thereto (the “Lenders”), and The Huntington National Bank, as Administrative Agent (the “ABL Administrative Agent”). The Second Amendment amended that certain Credit Agreement dated as of March 30, 2022 (as amended on February 28, 2023) by and among the ABL Borrowers, the other Loan Parties, the Lenders, and the ABL Administrative Agent (as amended, the “ABL Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given in the Second Amendment.

As previously disclosed by the Company on previous Current Reports on Forms 8-K dated April 5, 2022 and March 3, 2023, the ABL Credit Agreement provides for an asset-based revolving facility and a first-in last-out term loan facility (collectively, the “ABL Facility”). The Second Amendment amends the ABL Credit Agreement to permit the incurrence of the Term Loan, and also increases the applicable margin on loans under the ABL Facility by 0.25%. The Second Amendment and the documents executed in connection therewith also provide the Lenders with a second priority lien on the Term Loan Priority Collateral. The Second Amendment also provides for various customary fees to be paid by the Company in connection therewith.

The foregoing is intended only to be a summary of the Second Amendment and is qualified in its entirety by reference to the full text of the Second Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending July 29, 2023.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On the Effective Date, the Company issued a press release announcing an increase in the price range of its previously announced modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $100 million of its Class A common shares, without par value (the “Shares”), as well as announcing the satisfaction of the financing condition to the Tender Offer. The Tender Offer was originally set at a purchase price not greater than $8.00 nor less than $7.00 per share to the seller in cash, less any applicable withholding taxes and without interest. Additionally, the Tender Offer originally was contingent on the Company entering into a term loan agreement for $135 million to be used principally to fund the Tender Offer (the “Financing Contingency”). As amended, the Tender Offer is now set at a purchase price not greater than $10.00 nor less than $8.75 per share to the seller in cash, less any applicable withholding taxes and without interest. Furthermore, as amended, the Tender Offer is no longer subject to the Financing Contingency as the Company obtained such financing pursuant to the Term Loan, as further described above under Item 1.01 of this Current Report on Form 8-K. The Tender Offer will expire at 11:59 p.m., New York City time, on July 7, 2023, unless extended or terminated.

Attached as Exhibit 99.1, and incorporated by reference herein, is a copy of the Company’s press release dated June 23, 2023 related to the increase in the price range of the Tender Offer and satisfaction of the Financing Contingency.

The information in this report and the exhibit hereto describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Shares in the Tender Offer. The Tender Offer is being made only pursuant to the offer to purchase that the Company has filed, and the related materials that the Company has filed or will file, with the U.S. Securities and Exchange Commission (the “SEC”), in each case as amended or supplemented. Shareholders should read such offer to purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Shareholders of the Company may obtain a free copy of the Tender Offer statement on Schedule TO, the offer to purchase, the supplement to offer to purchase and other documents that the Company has filed and will file with the SEC from the SEC’s website at www.sec.gov. Shareholders also will be able to obtain a copy of these documents, without charge, from Georgeson LLC, the information agent for the Tender Offer, toll free at (888) 206-5896, BofA Securities, Inc. at (888) 803-9655 or BMO Capital Markets Corp. at (212) 702-1101. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Shareholders and investors who have questions or need assistance may call Georgeson LLC.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Term Credit Agreement, dated as of June 23, 2023 among Designer Brands Inc., Designer Brands Canada Inc., certain of domestic subsidiaries as guarantors, the lenders party thereto, and PLC Agent LLC, as Administrative Agent and Lead Arranger.

99.1	Press Release of Designer Brands Inc., dated June 23, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Designer Brands Inc.

By:	/s/ Michelle C. Krall
Michelle C. Krall
Chief Legal Officer and Corporate Secretary

    Date: June 23, 2023